SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

          Filed by the Registrant / /
          Filed by a Party other than the Registrant /X/

          Check the appropriate box:

          / / Preliminary Proxy Statement

          / / Confidential, for Use of the Commission Only
              (as permitted by Rule 14a-6(e)(2))

          / / Definitive Proxy Statement

          /X/ Definitive Additional Materials

          / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 CONRAIL INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         NORFOLK SOUTHERN CORPORATION

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

          Payment of Filing Fee (Check the appropriate box):

          /X/ No fee required.

          / / Fee computed on table below per Exchange Act Rules
              14a-6(i)(1) and 0-11.

           (1) Title of each class of securities to which transaction applies:

           (2) Aggregate number of securities to which transaction applies:

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           (4) Proposed maximum aggregate value of transaction:

           (5) Total fee paid:

          / / Fee paid previously with preliminary materials.

          / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:


                            TO CONRAIL SHAREHOLDERS

                    Norfolk Southern's offer is 18% higher.

     CSX is offering inferior value - $93.14 per share, which is about $17 per share less than Norfolk Southern's offer.*

                   It's a $110 all-cash offer for all shares.

     CSX is trying to coerce Conrail shareholders with its inferior, front-end loaded proposal.

                       It protects shareholders' rights.

     CSX is tendering now for only 19.9% of the Conrail shares, and then will use those shares to try to swing the vote to "opt out" of the Pennsylvania law protecting shareholders' rights.

                           It's free of market risks.

     CSX wants Conrail shareholders to bear significant market risk. You would have to wait until the back-end merger, which is subject to conditions and could take a year or longer, to receive 60% of the consideration. This would be paid in CSX stock, with no downside protection if the stock declines in price.

                         It's free of regulatory risks.

     CSX wants Conrail shareholders to take significant regulatory risk. You would have to wait for Surface Transportation Board approval (if it comes) before receiving 60% of your consideration.

                    It doesn't include any sweetheart deals.

     CSX is giving Conrail's CEO a 5-year contract with a more than 50% jump in his base salary, and a guarantee that he will be the next Chairman and CEO of CSX.

     * Based on the closing price of CSX common stock on November 11, 1996.


              Now Ask yourself, who's making the "hostile" offer
                            Norfolk Southern or CSX?

     Here's How You Can Help Yourself and Protect Your Conrail Investment:

     * Vote NO on Norfolk Southern's GOLD proxy card on Conrail's proposals to "opt out" of Pennsylvania's Fair Value Statute and to adjourn the special meeting.

     *    Tender into Norfolk Southern's superior offer.

     *    Write to the Conrail Board and ask it why:

          -- It wants Conrail to pay $580 million in breakup fees--$6.35 per share -- to protect CSX's inferior offer.

          -- It doesn't take actions to remove its own roadblocks to the Norfolk Southern offer.

          -- It is trying to force the inferior CSX deal on Conrail's shareholders.

            [Graphic:  Box with checkmark above the words "VOTE NO"]

                             [Norfolk Southern Logo]

     Important:     If you have any questions, please call our solicitor,
                    Georgeson & Company Inc. toll free at 1-800-223-2064.
                    Banks and brokers call 212-440-9800.

     November 13, 1996



                    [Norfolk Southern Corporation Letterhead]

                                  NEWS RELEASE

     FOR IMMEDIATE RELEASE
     November 13, 1996

                                                  Media Contact:  Robert Fort
                                                  (757) 629-2714

     NORFOLK SOUTHERN SAYS CONRAIL DIRECTORS
     CONTINUE TO IGNORE FIDUCIARY DUTY

     NORFOLK, VA -- Norfolk Southern Corporation (NYSE:NSC) issued the following statement in response to the decision by the Conrail board to continue to support the substantially lower offer of CSX
     Corporation (NYSE:CSX):

          "We are not surprised that the Conrail board, given its actions in recent weeks, stubbornly continues to refuse to give Conrail shareholders the opportunity to accept what is clearly a better offer.

          "The Conrail board continues to ignore its fiduciary duty to shareholders. The CSX proposal is not a `strategic combination,' but a strategy to subvert the intent of state law and coerce Conrail shareholders into accepting an inadequate offer for their shares.

          "The CSX proposal is not free of conditions -- it requires Conrail shareholders to wait an indeterminant length of time for regulatory approval of the merger for an unknown return on 60 percent of the shares outstanding. The only meaningful conditions on Norfolk Southern's offer are those imposed by the Conrail Board of Directors.

          "We would again strongly urge all Conrail shareholders to reject a deal that:

     *    offers $17 per share, or $1.5 billion less than Norfolk Southern;

     * transfers the risk of regulatory approval to Conrail shareholders;

     * attempts to coerce shareholders into accepting the offer through a discriminatory, front-end loaded structure;

     * with no economic justification, establishes significant financial obstacles to a superior alternative offer.

          "The self-serving actions of the Conrail board and management should be viewed with concern not only by Conrail shareholders and other Conrail constituencies, but by all investors. We believe that ultimately a combination of Norfolk Southern and Conrail will prove not only a better offer, but also a better railroad."

                                      # # #

     World Wide Web Site - http://www.nscorp.com